EXHIBIT 10.1

CONSENT, AMENDMENT AND EXCHANGE AGREEMENT

THIS CONSENT, AMENDMENT AND EXCHANGE AGREEMENT (this “Agreement”), dated as of July 29, 2009 is entered into by and between Advanced Cell Technologies, Inc., a Delaware corporation (the “Company”) and each of the holders identified on the signature pages hereof (the “Holders”). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Purchase Agreements (each as defined below).

WHEREAS, the Company and certain Holders are parties to that certain Securities Purchase Agreement dated September 15, 2005, as amended (the “September 2005 Purchase Agreement”) pursuant to which the Company issued to the Holders, among other securities, convertible debentures (the “September 2005 Debentures”) and common stock purchase warrants (the “September 2005 Warrants”);

WHEREAS, the Company and certain Holders are parties to that certain Securities Purchase Agreement dated August 30, 2006, as amended (the “August 2006 Purchase Agreement”) pursuant to which the Company issued to the Holders, among other securities, Amortizing Convertible Debentures due August 30, 2009 (the “August 2006 Debentures”) and common stock purchase warrants (the “August 2006 Warrants”);

WHEREAS, the Company and certain Holders are parties to that certain Securities Purchase Agreement dated August 31, 2007, as amended (the “August 2007 Purchase Agreement”) pursuant to which the Company issued to the Holders, among other securities, Amortizing Senior Secured Convertible Debentures due August 31, 2010 (the “August 2007 Debentures”) and common stock purchase warrants (the “August 2007 Warrants”);

WHEREAS, the Company and certain Holders are parties to that certain Securities Purchase Agreement dated March 31, 2008, as amended (the “March 2008 Purchase Agreement” and collectively with the September 2005 Purchase Agreement, August 2006 Purchase Agreement and August 2007 Purchase Agreement, the “Purchase Agreements”)  pursuant to which the Company issued to the Holders, among other securities, Original Issue Discount Senior Secured Convertible Debentures due March 31, 2009 (the “March 2008 Debentures” and together with the September 2005 Debentures, August 2006 Debentures and August 2007 Debentures, the “Debentures”) and common stock purchase warrants (the “March 2008 Warrants” and together with the September 2005 Warrants, August 2006 Warrants and August 2007 Warrants, the “Warrants”);

WHEREAS, the Holders acknowledge that the Company does not presently have sufficient authorized but unissued shares of Common Stock to permit the conversion of the Debentures or exercise of the Warrants;

WHEREAS, the Company has requested that the Holders agree to certain consents and amendments, and the Holders have agreed to such request, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.           Waivers of Certain Events of Default. Each Holder hereby agrees to waive each Event of Default resulting solely from (a) any adjustment to the Conversion Price of the Debentures and the Exercise Price of the Warrants that would result from the reduction of the conversion price of certain securities of the Company pursuant to the Stipulation of Settlement dated March 11, 2009 and attached hereto as Exhibit A and (b) any failure by the Company to reserve such number of authorized but unissued shares of Common Stock equal to the Required Minimum as required pursuant to Section 4.11 of the Purchase Agreements.

2.           Amended and Restated Debentures.

(a)           Adjusted Principal Amount. The Company hereby agrees to issue to each Holder in exchange for such Holder’s Debentures, an amended and restated debenture (the “Amended and Restated Debentures”) with a principal amount equal to the Principal Amount of such Holder’s current Debenture multiplied by 1.35 minus any interest paid thereon through the date hereof.  The individual principal amounts of the Amended and Restated Debentures are as set forth on Schedule A attached hereto.  Other than as amended hereunder, the rights and obligations of the Holders and the Company with respect to the Amended and Restated Debentures shall be identical in all respects to the rights and obligations of the Holders and the Company with respect to the Debentures and the Underlying Shares issued and issuable pursuant to each Purchase Agreement, subject to the understanding that the Company shall have the right to effect the Amendment (as defined in Section 7 hereunder) only to the extent that it presently has not reserved sufficient authorized Common Stock underlying the Amended and Restated Debentures due to the adjustment in the conversion price for the Amended and Restated Debentures to $0.10 per share (as further set forth below).  For clarity, each Purchase Agreement and all Transaction Documents thereunder are hereby amended so that the term “Debentures” includes the Amended and Restated Debentures and the term “Underlying Shares” includes the shares of Common Stock issuable upon conversion and redemption thereof, and the term “Transaction Documents” shall be amended to include this Agreement.

(b)           Adjustment to Conversion Price. The Conversion Price of the Debentures is hereby adjusted to equal $0.10 per share, subject to further adjustment therein. All references to the Conversion Price in the Amended and Restated Debentures shall be amended to reflect such adjusted Conversion Price.

(c)           Extension of Maturity Date. The Maturity Date of each of the Debentures shall be extended until December 31, 2010. All references to the Maturity Date in the Amended and Restated Debentures shall be amended to reflect such new Maturity Date.

(d)           Interest. Interest shall be payable on the outstanding Debentures at the rate of 12% per annum, which interest shall accrete to the outstanding Principal Amount of the Debentures. As such, Section 2 of each of the Amended and Restated Debentures shall be restated as follows:

 “Section 2.          Interest.

a)           Payment of Interest. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 12% per annum, which shall accrete to, and increase, the outstanding Principal Amount due hereunder and payable on the Maturity Date.

b)           Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the date of the Amendment Agreement until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.  Interest shall cease to accrue with respect to any principal amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 4(c)(ii) herein.  Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

c)           Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

d)           Prepayment.  Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

e)           Make-Whole Interest Payable in Cash or Kind. On each Conversion Date and each redemption date (including but not limited to each Monthly Redemption Date), the Company shall pay, in cash via a bank check or wire transfer, to each Holder an amount equal to all interest that would have accrued if the Principal Amount subject to such conversion or redemption had remained outstanding through the Maturity Date (a “Make-Whole Interest Payment”). Notwithstanding the foregoing, the Company shall be permitted to make any Make-Whole Interest Payment in shares of Common Stock based on a conversion price equal to the lesser of (i) the then Conversion Price or (ii) 90% of the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Share Delivery Date or redemption date (including, but not limited to, any Monthly Redemption Date) (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 10 Trading Day period) or (iii) 90% of the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the date of the applicable Notice of Conversion or notice of such redemption (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 10 Trading Day period) if: (x) all of the Equity Conditions have been met (unless waived by the Holder in writing) during the 10 Trading Days immediately prior to the applicable Conversion Date and redemption date (including, but not limited to each Monthly Redemption Date) and through and including the date such shares of Common Stock are actually issued to the Holder, (y)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable in lieu of cash payment of interest and any cash payment of a Make-Whole Interest Payment (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the shares issuable in lieu of the cash payment of interest hereunder, including shares issuable in lieu of any cash payment of a Make-Whole Interest Payment may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder and (z) the Company shall have provided written notice to the Holder at least 10 Trading Days prior to such conversion (which notice may be given on a continuous basis to the Holder) or redemption that the Company elects to make the Make-Whole Interest Payment in Common Stock rather than cash, provided that the Company shall have the right to deliver such notice to the Holder at the closing of the Amendment Agreement which notice shall be effective immediately without having to meet the 10 Trading Day prior notice requirement.”

(e)           Monthly Redemption.

(1)           Adjustment to the Monthly Redemption Amount. The Monthly Redemption Amount of each of the Debentures shall be equal to 6.25% of the currently outstanding Principal Amount of each such Debenture per month, which shall be as set forth on Schedule A attached hereto. As such, the definition of “Monthly Redemption Amount” in each of the Amended and Restated Debentures shall be restated as follows:

“Monthly Redemption Amount” means, as to a Monthly Redemption, see Schedule A to the Amendment Agreement by and between the Company and the holders signatory thereto, dated at or about June ___, 2009 (the “Amendment Agreement”), plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Debenture.”

(2)           Extension of the Monthly Redemption Date. The Monthly Redemption Date of each of the Debentures shall be (a) as to the first Monthly Redemption after the date hereof, September 25, 2009, and (b) for each Monthly Redemption thereafter, the first of each month, commencing upon October 1, 2009 and ending upon the full redemption of such Debenture.  As such, the definition of “Monthly Redemption Date” in each of the Amended and Restated Debentures shall be restated as follows:

“Monthly Redemption Dates” means (a) as to the first Monthly Redemption after the date of the Amendment Agreement, September 25, 2009 and (b) for each Monthly Redemption thereafter, the 1st of each month, commencing on October 1, 2009 and ending upon the full redemption of this Debenture.”

(3)           Monthly Conversion Price. The Monthly Conversion Price of each of the Debentures shall be equal to the lesser of (i) the then Conversion Price and (ii) 90% of the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Monthly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 10 Trading Day period).  As such, the definition of “Monthly Conversion Price” in each of the Amended and Restated Debentures shall be restated as follows:

“Monthly Conversion Price” means the lesser of (i) the then Conversion Price and (ii) 90% of the average of the VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Monthly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 10 Trading Day period).”

(f)           Issuance of Amended and Restated Debentures. The Amended and Restated Debentures are being issued in substitution for and not in satisfaction of the outstanding Debentures of each Holder. Upon the written request of either any of the Holders or the Company, each party shall use commercially reasonable efforts to deliver the instruments representing the original Debentures to the Company in exchange for such Holder’s Amended and Restated Debenture that reflect the revised terms of such securities as set forth in this Agreement.

3.           Amended and Restated Warrants.

(a)           Adjustment to Exercise Price. The Exercise Price of the Warrants is hereby adjusted to equal $0.10 per share, subject to further adjustment therein. All references to the Exercise Price in the Warrants shall be amended to reflect such adjusted Exercise Price.

(b)           Extension of Termination Date. The Termination Date of each of the Warrants shall be extended until June 30, 2014. All references to the Termination Date in the Warrants shall be amended to reflect such new Termination Date.

4.           Amendment to Exempt Issuance. The definition of “Exempt Issuance” in each of the Purchase Agreements shall include (in addition to existing Exempt Issuances) each of the following: (i) the transactions contemplated under this Agreement and (ii) the adjustment to the Conversion Price of the Debentures and the Exercise Price of the Warrants that would result from the reduction of the conversion price of certain securities of the Company to $0.02 per share, pursuant to the Stipulation of Settlement dated March 11, 2009 and attached hereto as Exhibit A.

5.           Holder’s Limitation on Conversion of the Amended and Restated Debentures. From September 1, 2009 until January 31, 2010, each Holder agrees with the Company, severally and not jointly with any other Holder, that such Holder shall not have the right to convert any portion of the Amended and Restated Debenture in any amount that would exceed such Holder’s Monthly Conversion Limitation (as defined below) as to such calendar month during such period (such conversion restriction, the “Conversion Restriction”); provided, however, the Conversion Restriction shall immediately terminate and no longer apply to any future conversions if (a)(i) the VWAP for each of 5 consecutive Trading Days is greater than $0.15 per share (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock after the date hereof) and (ii) the daily trading volume for the Common Stock on the principal Trading Market on the same such Trading Days exceeds 7,500,000 shares per Trading Day (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock after the date hereof) or (b)(i) the VWAP for any one Trading Day is greater than $0.20 per share (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock after the date hereof) and (ii) the daily trading volume for the Common Stock on the principal Trading Market on the same such Trading Day exceeds 10,000,000 shares per Trading Day (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock after the date hereof). For purposes of this paragraph, the “Monthly Conversion Limitation” as to each Holder shall mean 20% of such Holder’s outstanding principal amount of Amended and Restated Debentures as of the date hereof, which amount shall be as set forth on Schedule A attached hereto.  The Company acknowledges and agrees that the obligation of each Holder set forth in this Section 4 is a right separately granted by such Holder to the Company.  It is expressly understood and agreed that this Section 4 is between the Company and each Holder, solely, and not between the Company and the Holders collectively and not between and among the Holders.

6.           Public Information Requirements.  At any time during the period commencing from July 20, 2009 and ending at such time that all of the Amended and Restated Debentures and Warrants may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to such Holder’s other available remedies, the Company shall pay to a Holder, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Amended and Restated Debentures and Warrants, an amount equal to five percent (5.0%) of the aggregate Subscription Amount of such Holder’s Amended and Restated Debentures, which amount shall accrete to the outstanding Principal Amount of such Holder’s Amended and Restated Debentures, on the seventh day following a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Holders to transfer the Underlying Shares pursuant to Rule 144.  The payments to which a Holder shall be entitled pursuant to this paragraph are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Holder’s right to pursue actual damages for the Public Information Failure, and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

7.           Increase Authorized Shares of Common Stock. The Company shall, no later than September 18, 2009, (a) amend the articles of incorporation to increase the number of authorized shares of Common Stock from 500,000,000 to 1,250,000,000 (the “Amendment”) and (b) increase the number of shares of Common Stock available for issuance under the Company’s 2005 Stock Incentive Plan to 129,000,000 (provided that such shares shall not be issuable to vendors or consultants of the Company).  The Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.  If the Company does not (a) receive the vote by the stockholders of the Company to approve the Amendment and (b) file the Amendment with the Secretary of State of the State of Delaware and receive acceptance of the such filing from the Secretary of State of the State of Delaware (collectively, (a) and (b), the “Authorized Share Approval”) on or before September 18, 2009, the Company shall call a meeting of the shareholders every 4 months thereafter or shall solicit written consent every 1 month thereafter until the date that the Authorized Share Approval is obtained by the Company.  Each Holder hereby agrees with the Company that it shall vote its shares of Common Stock which are eligible to vote at any such stockholder meeting or in connection with any consent solicitation in favor of the Authorized Share Approval. If the Company does not receive the Authorized Share Approval by September 25, 2009, then, in addition to any other rights the Holders may have hereunder or under applicable law, on September 25, 2009 and on each monthly anniversary of such date, the Company shall pay to each Holder an amount, as partial liquidated damages and not as a penalty, equal to 5.0% of the aggregate Subscription Amount of such Holder, which amount shall accrete to the outstanding Principal Amount of such Holder’s Amended and Restated Debentures. If the Company fails to pay any partial liquidated damages pursuant to this paragraph in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The Company shall promptly hire a proxy solicitations firm that the Holders shall designate in connection with such solicitation of proxies. Any failure by the Company to obtain the Authorized Share Approval by the three month anniversary of the date hereof shall be an Event of Default under the Amended and Restated Debentures.

8.           Forbearance Agreement. Simultaneously with the execution of this Agreement and as a condition of this Agreement, the Company and each of the Holders shall enter into the Forbearance Agreement, attached hereto as Exhibit B.

9.           Intercreditor Rights of Holders. All Amended and Restated Debentures shall rank in the order of priority pari passu and pro-rata in proportion to each Holder’s outstanding principal amount of Amended and Restated Debentures at any given time that a determination needs to be made of pro-rata holdings.  If an Event of Default occurs or any party hereto collects proceeds pursuant to its rights under any Amended and Restated Debentures, each Holder shall be immediately notified and such payment shall be shared ratably with all of the other Holders according to their then outstanding Amended and Restated Debentures. Notwithstanding anything to the contrary contained in the Purchase Agreements or  any document executed in connection with the Amended and Restated Debentures and irrespective of: (i) the time, order or method of attachment or perfection of the security interests created in favor of Holders, (ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral (as defined in each of the Security Agreements); (iii) anything contained in any filing or agreement to which any Holder now or hereafter may be a party; and (iv) the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, each Holder acknowledges that (x) all other Holders have a valid security interest in the Collateral and (y) the security interests of the Holders in any Collateral pursuant to any outstanding Amended and Restated Debentures shall be pari passu with each other and (z) no Holder shall take any action against the Company without the prior written consent of at least the Holders of at least  67% of the then outstanding principal amount of the Amended and Restated Debentures.

10.          Representations and Warranties of the Company.  The Company hereby makes the representations and warranties set forth below to the Holders as of the date of its execution of this Agreement:
(a)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company's stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(c)           Issuance of the Amended and Restated Debentures.  The Amended and Restated Debentures are duly authorized and, upon the execution of this Agreement by the Holders will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Underlying Shares, when issued in accordance with the terms of the Amended and Restated Debentures will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  Upon the receipt of Authorized Share Approval, the Company will have reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares sufficient for the conversion in full of the Amended and Restated Debentures.

(d)           Holding Period for Amended and Restated Debentures. Pursuant to Rule 144, the holding period of the Amended and Restated Debentures (and Underlying Shares issuable upon conversion and redemption thereof) shall tack back to the original issue date of each of the Debentures.  The Company agrees not to take a position contrary to this Section 10(d).  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions (which may be satisfied pursuant to Section 12), necessary to issue to the Amended and Restated Debentures (and Underlying Shares issuable upon conversion and redemption thereof) without restriction and not containing any restrictive legend without the need for any action by the Holder.

(e)           No Novation.  The Amended and Restated Debentures are being issued in substitution for and not in satisfaction of the Debentures.  The Amended and Restated Debentures shall not constitute a novation or satisfaction and accord of any of the Debentures.  The Company hereby acknowledges and agrees that the Amended and Restated Debentures shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Debentures and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document (as defined in the Purchase Agreements) or otherwise constitute a novation of its obligations thereunder.

(f)           Equal Consideration.  No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Amended and Restated Debentures or Warrants or Transaction Documents.

(g)           Survival and Bring Down.  All of the Company's representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The Company expressly reaffirms that each of the representations and warranties set forth in each of the Purchase Agreements (as supplemented or qualified by the disclosures in any disclosure schedule to any Purchase Agreement), continues to be true, accurate and complete in all material respects as of the date hereof (except as set forth in the disclosure schedules attached hereto) (the “Bring Down Disclosure Schedule”), and except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date), and the Company hereby remakes and incorporates herein by reference each such representation and warranty (as qualified by the Bring Down Disclosure Schedule) as though made on the date of this Agreement.

11.           Representations and Warranties of the Holders.  Each Holder hereby makes the representation and warranty set forth below to the Company as of the date of its execution of this Agreement. Such Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

12.           Legal Opinion.  The Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Holders, including an opinion that the Amended and Restated Debentures and Warrants may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations and that certificates representing securities issuable upon conversion of the Amended and Restated Debentures or a “cashless exercise” of the Warrants may be issued without a restrictive legend as required pursuant to Section 4.1 of each of the Purchase Agreements.

13.           Public Disclosure.  On or before 8:30 am (Eastern Time) on the 4th Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to the Holders disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto.

14.           Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Purchase Agreements, Debentures and Warrants shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holders under the Purchase Agreements, Debentures and Warrants.  Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any and all of the Purchase Agreements, Debentures and Warrants as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other of the Purchase Agreements, Debentures or Warrants, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

15.           Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders holding at least 67% of the principal amount of the Amended and Restated Debentures then outstanding.

16.           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreements.

17.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

18.           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

19.           Fees and Expenses.  Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

20.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreements.

21.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

22.           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. In addition, each and every reference to share prices in this Agreement shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

23.           Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

24.           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof

25.           Independent Nature of Holders' Obligations and Rights.  The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

26.           Re-Issuance of Amended and Restated Debentures and Warrants. Upon the written request of either any of the Holders or the Company, each party shall use commercially reasonable efforts to deliver the instruments representing the original Debentures and Warrants to the Company in exchange for replacement instruments that reflect the revised terms of such securities as set forth in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ADVANCED CELL TECHNOLOGIES, INC.

By:
Name:
Title:

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SIGNATURE PAGE FOR HOLDERS FOLLOW]

[HOLDER'S SIGNATURE PAGE TO ACTC AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: __________________________
Signature of Authorized Signatory of Holder: __________________________
Name of Authorized Signatory: _________________________
Title of Authorized Signatory: __________________________

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